AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 1 TO FUN I PARTICIPATION AGREEMENT (“Amendment”) is made as of this 9th day of April, 1999, by and between KANSAS CITY LIFE INSURANCE COMPANY (the “Company”), AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. (the “Issuer”) and the investment advisor of the Issuer, AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (“ACIM”).

RECITALS

WHEREAS, the Company, Issuer and ACIM are parties to a certain Fund Participation Agreement dated May 1, 1995, in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts (the “Contracts”);

WHEREAS, since the date of the Agreement, TCI Portfolios, Inc. has changed its name to American Century Variable Portfolios, Inc.;

WHEREAS, since the date of the Agreement, Investors Research Corporation has changed its name to American Century Investment Management, Inc.;

WHEREAS, since the date of the Agreement, the fund names have changed to VP Balanced Fund and VP International Fund;

WHEREAS, the Company now desires to expand the number of American Century funds made available by the Company to its clients; and

WHEREAS, the parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.           Addition of Funds. The second “WHEREAS” clause of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof

“WHEREAS, the Company wishes to offer as investment options under the Contracts, VP Balanced Fund, VP International Fund, VP Capital Appreciation Fund, VP Value Fund and VP Income & Growth Fund (the “Funds”), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by the Issuer; and”

2.           Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.           Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.           Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

KANSAS CITY LIFE INSURANCE                        AMERICAN CENTURY
COMPANY                                                                INVESTMENT MANAGEMENT, INC.

By:  /s/ Richard L. Finn                                           By:  /s/ William M. Lyons
Name:  Richard L. Finn                                           Name:  William M. Lyons
Title:  SVP                                                                Title:  Executive Vice President

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.

By:  /s/ Charles A. Etherington
Name:  Charles A. Etherington
Title:  Assistant Vice President